Exhibit 99.1

February 10, 2004

Great Lakes Bancorp, Inc. Reports
A 72% Increase in Assets and 53% Increase in Earnings

Great Lakes Bancorp, Inc. reports that its subsidiary bank, Greater Buffalo Savings Bank, continued its rapid growth in the 4th quarter with assets growing by $42.0 million to $386.1 million, an increase of over 12%. Earnings for the quarter were $375 thousand or $.18 a share. During the fourth quarter deposits increased by $54.6 million or 18% and the loan portfolio grew by $28.5 million or 14%.

In 2003, assets increased by $161.6 million or 72%. Earnings increased by $458 thousand or 53% to $1.3 million or $.64 per share versus $.42 per share in 2002. During the year the loan portfolio increased by $83.7 million or 59%.

Greater Buffalo Savings Bank was founded in November 1999 and currently operates 6 full service offices in the Buffalo area. It's seventh office is presently under construction at 3438 Delaware Avenue in the Town of Tonawanda. An April opening is planned.

For additional information please contact Andrew W. Dorn Jr. President at 716-961-1920.

GREAT LAKES BANCORP, INC.
Consolidated Statements of Condition

	December 31, 2003
Assets	(Unaudited)	December 31, 2002
Cash and cash equivalents:
Cash and due from banks	$ 5,165,380	$ 3,518,565
Interest-bearing deposits in other financial institutions	4,038,151	13,585,964
Total cash and cash equivalents	9,203,531	17,104,529
Securities:
Available for sale, at fair value	137,232,916	56,725,551
Held to maturity, at cost	2,000,000	-
Federal Home Loan Bank stock, at cost	1,580,800	683,000
Loans, net of allowance for loan losses	225,951,599	142,257,683
Premises and equipment, net	7,765,696	5,307,920
Other assets	2,408,256	2,505,183
Total assets	$ 386,142,798	$ 224,583,866

Liabilities and Shareholders' Equity
Liabilities:
Deposits	360,640,096	197,028,909
Short-term borrowings	1,358,549	9,139,501
Long-term debt	5,000,000	-
Other liabilities	1,081,051	812,114
Total liabilities	368,079,696	206,980,524

Shareholders' equity:
Common stock - voting, $0.001 par value, 20,000,000 shares authorized,
1,961,620 shares issued and outstanding at December 31, 2003	1,962	-
Common stock - voting, $5.00 par value, 5,000,000 shares authorized,
1,961,620 shares issued and outstanding at December 31, 2002	-	9,808,100
Class B Common stock - non-voting, $0.001 par value, 5,000,000 shares
authorized, 115,750 shares issued and outstanding at December 31, 2003	116	-
Class B Common stock - non-voting, $5.00 par value, 1,000,000 shares
authorized, 115,750 shares issued and outstanding at December 31, 2002	-	578,750
Additional paid-in capital	18,622,473	8,237,701
Accumulated deficit	(161,479)	(1,487,356)
Accumulated other comprehensive (loss) income, net	(399,970)	466,147
Total shareholders' equity	18,063,102	17,603,342
Total liabilities and shareholders' equity	$ 386,142,798	$ 224,583,866

GREAT LAKES BANCORP, INC.
Consolidated Statements of Income

	Year ended
	December 31, 2003	Year ended
	(Unaudited)	December 31, 2002
Interest income:
Loans	$ 10,187,091	$ 6,864,340
Securities	3,473,346	1,992,206
Interest-bearing deposits and federal funds sold	143,936	191,188
Total interest income	13,804,373	9,047,734
Interest expense:
Deposits	6,131,339	4,675,916
Short-term borrowings	47,969	16,322
Long-term debt	56,045	-
Total interest expense	6,235,353	4,692,238
Net interest income	7,569,020	4,355,496
Provision for loan losses	440,447	470,872
Net interest income after provision for loan losses	7,128,573	3,884,624
Noninterest income:
Gain on sale of securities, net	579,563	911,199
Gain on sale of loans, net	63,862	-
Gain on sale of real estate owned, net	1,056	-
Other operating income	639,681	246,855
Total noninterest income	1,284,162	1,158,054
Noninterest expenses:
Salaries and employee benefits	2,945,624	2,088,767
Occupancy, equipment and furnishings	968,236	682,502
Data processing and operations	607,526	463,706
Professional services	337,967	128,182
Printing, postage and supplies	298,987	225,974
Advertising	268,521	281,446
Other operating expenses	638,907	242,757
Total noninterest expenses	6,065,768	4,113,334
Income before income taxes	2,346,967	929,344
Income tax provision	1,021,090	62,445
Net income	$ 1,325,877	$ 866,899
Net income per share - basic and diluted	$ 0.64	$ 0.42
Weighted average number of common shares outstanding - basic
and diluted	2,077,370	2,068,466